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                                                                  EXHIBIT 99.1

GILEAD SCIENCES INITIATES PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED NOTES

FOSTER CITY, CA, DECEMBER 11, 2000 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today it intends to offer, subject to market and other conditions, $250 million (plus up to $50 million to cover over-allotments, if any) of convertible subordinated notes, through a Rule 144A offering to qualified institutional buyers. The Notes would be convertible into Gilead common stock and would have a seven-year term.

the Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Gilead Sciences, Inc., headquartered in Foster City, CA, is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. Gilead discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal and bacterial infections) and cancer. Gilead maintains research, development or manufacturing facilities in Foster City, CA; Boulder, CO; San Dimas, CA; Cambridge, UK and Dublin, Ireland and sales and marketing organizations in the United States, Europe and Australia.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, uncertainties related to the offering of the notes. Actual results could differ materially.

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for more information on Gilead Sciences, please visit the company's web site at
www.gilead.com or call the Gilead Corporate Communications Department at 1-800-GILEAD-5 (1-800-445-3235).